Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Technologies Announces Third Quarter Financial Results

- Quarterly Revenues Increase 21% Over 2006 -

BETHLEHEM, PA – October 30, 2007 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced quarterly revenues of $21.4 million for the three months ended September 30, 2007, a 21% increase over the $17.6 million in revenues recorded for the three months ended September 30, 2006. Increased sales of the Company’s OraQuick ADVANCE® rapid HIV-1/2 antibody test and over-the-counter (“OTC”) cryosurgery products, together with an increase in funded research and development related to the Company’s rapid Hepatitis C (“HCV”) test, contributed to the increase in total revenues during the third quarter.

The Company’s net income was $4,000 representing break-even earnings per share on a fully-diluted basis for the third quarter of 2007, compared to net income of $2.1 million, or $0.05 per share on a fully-diluted basis for the third quarter of 2006. This decrease is the result of higher operating expenses during the current quarter, primarily research and development costs associated with the product development and clinical work for an OraQuick ADVANCE® HIV-1/2 test for home use and an OraQuick® HCV test for professional use, along with higher staffing-related expenses and higher legal expenses.

For the nine months ended September 30, 2007, the Company recorded revenues of $62.9 million, an increase of 25% over the $50.4 million in revenues recorded for the nine months ended September 30, 2006. The Company recorded net income of $2.4 million, or $0.05 per share on a fully-diluted basis, for the nine months ended September 30, 2007, compared to net income of $4.2 million, or $0.09 per share on a fully-diluted basis, during the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2007 included a $1.4 million pre-tax gain on sale of investment in a privately-held nonaffiliated company.

Gross margin for the quarter ended September 30, 2007 was 60%, compared to 64% for the same period in 2006. Gross margin for the first nine months of 2007 was 62% compared to 63% in 2006. The decrease in gross margin for the three month period was due to an increase in scrap expense, higher product support costs and a less favorable product mix.

Operating expenses for the third quarter of 2007 increased to $13.7 million from $8.8 million in the third quarter of 2006. Operating expenses for the nine months ended September 30, 2007 were $38.5 million, compared to $27.2 million for the comparable period in 2006.

“We are pleased with the Company’s top line performance in the third quarter and that overall financial results are in line with expectations,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “We are particularly happy with the strong performance of our infectious disease testing and international OTC cryosurgical businesses. We continue to make good progress toward the achievement of our long-term strategic initiatives and look forward to closing out a successful 2007.”

Cash flow from operations for the nine months ended September 30, 2007 was $7.8 million, compared to $14.1 million for the comparable period in 2006. The decrease of $6.3 million was primarily the result of lower net income and increases in accounts receivable and inventories, offset by an increase in accounts payable and accrued expenses during the current nine-month period.

Cash, cash equivalents and short-term investments totaled $92.3 million and working capital was $105.5 million at September 30, 2007, compared to $91.0 million and $96.0 million, respectively, at December 31, 2006.

2007 Financial Guidance

The Company expects revenues of $19.5 to $20.0 million in the fourth quarter and continues to expect approximately $83.0 million for the full-year 2007. Fully diluted earnings per share are expected to be breakeven in the fourth quarter and to be approximately $0.05 per share for the full year.

Condensed Financial Data

(In thousands, except per-share data and percentages)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Results of Operations
Revenues	$21,415	$17,639	$62,877	$50,421
Cost of products sold	8,647	6,365	24,122	18,516

Gross profit	12,768	11,274	38,755	31,905

Operating expenses:
Research and development	3,672	1,753	9,896	5,150
Acquired in-process technology	—	—	—	600
Sales and marketing	4,979	3,632	14,999	11,977
General and administrative	5,074	3,410	13,637	9,510

Total operating expenses	13,725	8,795	38,532	27,237

Operating income (loss)	(957)	2,479	223	4,668
Other income, net	1,085	920	4,443	2,607
Income tax provision	124	1,264	2,221	3,033

Net income	$4	$2,135	$2,445	$4,242

Earnings per share:
Basic	$—	$0.05	$0.05	$0.09

Diluted	$—	$0.05	$0.05	$0.09

Weighted average shares:
Basic	46,341	45,922	46,393	45,888

Diluted	46,988	47,247	46,893	47,712

	Three months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2007	2006		2007	2006
Market Revenues
Infectious disease testing	$8,233	$7,536	9%	38%	42%
Substance abuse testing	4,070	4,213	(3)	19	24
Cryosurgical systems	6,738	4,025	67	31	23
Insurance risk assessment	1,620	1,734	(7)	8	10

Product revenues	20,661	17,508	18	96	99
Licensing and product development	754	131	476	4	1

Total revenues	$21,415	$17,639	21%	100%	100%

	Nine months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2007	2006		2007	2006
Market Revenues
Infectious disease testing	$26,350	$21,239	24%	42%	42%
Substance abuse testing	12,396	11,694	6	20	23
Cryosurgical systems	18,190	13,063	39	29	26
Insurance risk assessment	3,859	4,128	(7)	6	8

Product revenues	60,795	50,124	21	97	99
Licensing and product development	2,082	297	601	3	1

Total revenues	$62,877	$50,421	25%	100%	100%

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2007	2006		2007	2006
OraQuick® Revenues
Direct to U.S. Public Health	$4,492	$3,837	17%	$14,339	$10,794	33%
Abbott	2,159	1,651	31	6,087	5,224	17
SAMHSA	5	—	N/A	339	256	32
CDC	25	748	(97)	1,125	1,009	11
International	850	394	116	2,110	1,185	78

Total OraQuick® revenues	$7,531	$6,630	14%	$24,000	$18,468	30%

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2007	2006		2007	2006
Intercept® Revenues
Workplace testing	$1,804	$1,679	7%	$5,288	$4,675	13%
Criminal Justice	613	640	(4)	1,881	1,428	32
International	482	599	(20)	1,598	1,615	(1)
Direct	273	175	56	739	528	40

Total Intercept® revenues	$3,172	$3,093	3%	$9,506	$8,246	15%

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2007	2006		2007	2006
Cryosurgical Systems Revenues
Professional domestic	$1,028	$1,755	(41)%	$3,441	$4,156	(17)%
Professional international	574	576	0	1,551	1,496	4
OTC domestic	2,453	—	N/A	5,587	3,956	41
OTC international	2,683	1,694	58	7,611	3,455	120

Total Cryosurgical revenues	$6,738	$4,025	67%	$18,190	$13,063	39%

	Unaudited
	September 30, 2007	December 31, 2006
Balance Sheets
Assets
Cash, cash equivalents and short-term investments	$92,335	$91,001
Accounts receivable, net	12,014	10,357
Inventories	7,768	5,535
Current deferred income taxes	6,430	3,676
Other current assets	1,468	1,989
Property and equipment, net	20,218	17,375
Deferred income taxes	15,565	19,846
Other non-current assets	5,656	6,786

Total assets	$161,454	$156,565

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$557	$609
Accounts payable	4,395	3,312
Accrued expenses	9,552	12,659
Long-term debt	9,332	10,030
Other liabilities	380	451
Stockholders’ equity	137,238	129,504

Total liabilities and stockholders’ equity	$161,454	$156,565

	Nine months ended September 30,
	2007	2006
Additional Financial Data
Capital expenditures	$4,281	$11,552
Depreciation and amortization	$1,997	$1,440
Accounts receivable – days sales outstanding	52 days	53 days

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s 2007 third quarter financial results, business developments and the Company’s 2007 outlook, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Operating Officer and Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please dial 888-742-2024 (Domestic) or 706-643-0033 (International) and reference 21207217 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until November 5, 2007, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #21207217.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to patent infringement, product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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